Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 138 to Registration Statement No. 002-52322 on Form N-1A of our report dated January 20, 2015 relating to the financial statements and financial highlights of Fidelity Nasdaq Composite Index Fund and our report dated January 21, 2015 relating to the financial statements and financial highlights of Fidelity Series 100 Index Fund, each a fund of Fidelity Commonwealth Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Commonwealth Trust for the year ended November 30, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 23, 2015